UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2005, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied”) took certain actions with respect to the compensation of named executive officers and members of the Board. These actions are described below.

(1) Adjustments to Executive Officer Salaries

The Committee approved the annual base salaries for Applied’s named executive officers. The indicated salaries are effective December 19, 2005. The salaries for Franz Janker, Nancy H. Handel and Farhad Moghadam have increased from the prior level; the salaries for Michael R. Splinter, Mark R. Pinto and Thomas St. Dennis have not changed. The salaries are as follows:

Executive Officer	Salary
Michael R. Splinter	$945,000
Franz Janker	$500,000
Nancy H. Handel	$440,000
Farhad Moghadam	$475,000
Mark R. Pinto	$416,160
Thomas St. Dennis	$450,000

(2) Compensation of Nonemployee Directors

The Committee approved changes to the cash compensation to be paid to certain nonemployee members of the Board who serve as the Chairs of certain of the Board’s standing Committees. The changes are effective for fiscal year 2006. The annual retainer for the Chair of the Audit Committee will be $35,000. The annual retainer for the Chair of the Human Resources and Compensation Committee will be $30,000. The annual retainer for the Chair of the Corporate Governance and Nominating Committee will be $25,000. If a director holds more than one chair, he or she will receive only the single retainer payable for the highest paying position held but will not receive a retainer for any other chair. The retainer amounts indicated include the retainer otherwise payable to the individual for serving as a member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: December 16, 2005	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary